EXHIBIT 3

Execution Copy

Dated as of October 21, 2003

BOLIVARIAN REPUBLIC OF VENEZUELA

and

BANCO DE CORO C.A.

EXCHANGE AGREEMENT

This Exchange Agreement (“Agreement”) is made as of October 21, 2003 between:

(1)  BOLIVARIAN REPUBLIC OF VENEZUELA (the “Issuer” or “Venezuela” or the “Republic”), and

(2)  BANCO DE CORO C.A. (the “Investor”).

Whereas the Republic previously issued certain promissory notes (or interests in respect thereof) the respective financial terms of which are set forth in Annex A hereto (the “Pagares”);

Whereas the Investor is the sole legal, record and beneficial owner of the aggregate principal amount of the Pagares set forth opposite its name in Annex B hereto;

Whereas the Republic previously issued U.S. $700,000,000 in aggregate principal amount of its 10.75% Notes due 2013 (the “Existing Notes”);

Whereas the Investor desires to exchange the Pagares held by it for newly issued 10.75% Notes due 2013 of the Republic, upon the terms and conditions set forth herein;

Whereas, in order to consummate the transactions contemplated herein, the Republic proposes to issue U.S.$388,523,000 in aggregate principal amount of its 10.75% Notes due 2013 (the “Notes”), which will constitute a further issuance of, have the same terms and conditions of, and are intended to be consolidated and form a single series with the Existing Notes;

Whereas the Republic desires to acquire the Pagares from the Investor in consideration for the issuance of the Notes, upon the terms and conditions set forth herein;

Whereas the Notes will be represented initially by one or more restricted global Notes in definitive, fully registered form without coupons (collectively, the “Restricted Global Note”) representing the Notes initially sold pursuant to Rule 144A (“Rule 144A”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and one or more restricted global Notes in definitive, fully registered form without coupons (collectively, the “Regulation S Global Note”, and, together with the Restricted Global Note, the “Global Notes”) representing Notes initially sold in offshore transactions pursuant to Regulation S (“Regulation S”) under the Securities Act.

It is agreed as follows:

1	The Exchange

1.1	Subject to the terms and conditions hereof, upon the Closing:

1.1.1	the Issuer agrees to issue up to U.S.$122,538,000 in aggregate principal amount of the Notes to the Investor;

1.1.2	if the sum of the accrued but unpaid interest in respect of the Pagares as of the Closing Date and the amount of the downward rounding adjustment made as a result of minimum denomination limitations in the terms and conditions of the Notes issued pursuant to Section 1.1.1 to the Investor exceeds accrued interest in respect of the Notes for the period beginning September 19, 2003 up to (but excluding) the Closing Date, then the Issuer agrees to pay to the Investor the difference in cash;

1.1.3	if accrued interest in respect of the Notes for the period beginning September 19, 2003 up to (but excluding) the Closing Date exceeds the sum of the amount of accrued but unpaid interest in respect of the Pagares as of the Closing Date and the amount of the downward rounding adjustment made as a result of minimum denomination limitations in the terms and conditions of the Notes issued pursuant to Section 1.1.1 to the Investor, then the Investor agrees to pay to the Issuer the difference in cash.

1.2	The Issuer will, not later than the Closing Date, take all action necessary under the Fiscal Agency Agreement dated as of July 25, 2001 (as amended from time to time, the “Fiscal Agency Agreement”) among the Issuer, Banco Central de Venezuela (“Banco Central”), as official financial agent of the Republic, Deutsche Bank AG and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as fiscal agents and principal paying agents, to cause Deutsche Bank Trust Company Americas to authenticate, and act as fiscal agent in relation to, the Notes. The Notes will be issued in accordance with the terms of the Fiscal Agency Agreement and will be in the form set out therein. This Agreement and the Fiscal Agency Agreement are together referred to herein as the “Agreements”.

1.3	Subject to the terms and conditions hereof, upon the Closing, the Investor shall sell, transfer, assign, convey and deliver to the Republic full and complete right, title and interest in and to the Pagares, including all accrued and unpaid interest thereon, free and clear of all liens or other rights of third parties of any nature whatsoever.

1.4	The Issuer confirms that it has prepared an offering circular dated October 21, 2003 (the “Offering Circular”) in connection with the offer and sale of the Notes.

1.5	The Notes will have the benefit of a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of October 23, 2003, among the Issuer, the Investor and certain other parties thereto, pursuant to which the Issuer will agree to register the Notes under the Securities Act subject to the terms and conditions therein specified.

2	Closing

2.1	Upon the terms and conditions set forth herein, the consummation of the transactions contemplated in this Agreement (the “Closing”) shall take place on October 23, 2003 or such date (no later than November 6, 2003) as the Republic shall notify the Investor (“Closing Date”).

2.2	At the Closing, the Investor shall deliver to the Republic the Pagares and any and all certificates or other documents evidencing the Investor’s right, title and interest in and to the Pagares, together with all other instruments and other documents as may be necessary or desirable to effect the transfer thereof to the Republic and otherwise consummate the transactions contemplated hereby.

2.3	The Notes will be represented by one or more definitive Global Notes which, at the Closing, will be deposited by or on behalf of the Republic with the Depository Trust Company (“DTC”) or its designated custodian. The Republic will deliver the Notes to the Investor on the Closing Date by causing DTC to credit the Notes to the account at DTC set forth opposite the Investor’s name in Annex C hereto.

2.4	At the Closing, if the Republic is required to make a cash payment under Section 1.1.2, then the Republic shall deliver to the Investor the cash payment, in U.S. dollars, by wire transfer of immediately available funds to the following account:

Chase Manhattan Bank
ABA 021000021
Account No. 066-198038
Account Name: Salomon Smith Barney
For further credit to:
Account No. 062-91594-19-459
Account Name: Banco de Coro C.A.

If the Investor is required to make a cash payment under Section 1.1.3, then the Investor shall deliver to the Republic the cash payment, in U.S. dollars, by wire transfer of immediately available funds to such account as the Republic shall have notified the Investor in writing.

3	Transfer Restrictions

The Republic and the Investor agree that Notes purchased by the Investor hereunder may only be offered and resold by the Investor to qualified institutional buyers (“QIBs”) as defined in and in reliance on Rule 144A or in offshore transactions in reliance on Regulation S or pursuant to any other exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and further represent and agree as follows:

3.1	In the case of Notes purchased from the Republic by the Investor and resold in the United States in reliance on Rule 144A, the Investor represents and agrees as follows:

(i)	that such Notes will be offered and sold only to institutions which it reasonably believes are QIBs and only in accordance with the requirements of Rule 144A;

(ii)	that neither it, its affiliates, nor any person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act);

(iii)	it acknowledges that such Notes will bear all applicable legends set forth in the Fiscal Agency Agreement; and

(iv)	Notes offered, sold or resold within the United States in reliance on Rule 144A will be fungible and consolidated with the restricted global note of the Existing Notes only after the date on which the Republic has satisfied its obligations under the Registration Rights Agreement (the “Exchange Date”). On and prior to the Exchange Date, such Notes will have a temporary CUSIP number, common code and International Securities Identification Number. After the Exchange Date, the Restricted Global Note will be fully fungible and consolidated with the restricted global note of the Existing Notes, and its securities codes will change to those of the restricted global note of the Existing Notes. Until the end of the distribution and compliance period (as defined under Regulation S), beneficial interests in the Restricted Global Note may not be transferred in the form of a beneficial interest in the Existing Notes.

3.2	In the case of Notes purchased from the Republic by the Investor and resold in reliance on Regulation S, the Investor represents and agrees as follows: it understands that the Notes have not been and will not be registered under the Securities Act, and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Investor represents that it has not offered or sold, and agrees that it will not offer or sell, any Notes within the United States except in accordance with Regulation S under the Securities Act. Accordingly, the Investor agrees that neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Notes. In addition, the Investor represents and agrees that Notes offered or sold in offshore transactions in reliance on Regulation S will be fungible and consolidated with the Regulation S global note of the Existing Notes only after the Exchange Date. On and prior to the Exchange Date, such Notes will have a temporary CUSIP number, common code and International Securities Identification Number. After the Exchange Date, the Regulation S Note will be fully fungible and consolidated with the Regulation S global note of the Existing Notes, and its securities codes will change to those of the Regulation S global note of the Existing Notes. Until the end of the distribution and compliance period, beneficial interests in the Regulation S Global Note may not be transferred in the form of a beneficial interest in the Existing Notes. Terms used in this paragraph have the meanings given to them by Regulation S.

3.3	The Investor acknowledges that no representation is made by the Issuer that any action has been or will be taken in any jurisdiction by the Issuer or the Investor that would permit a public offering of the Notes, or possession or distribution of the Offering Circular or any other offering material, in any country or jurisdiction where action for that purpose is required. The Investor will comply with all applicable securities laws and regulations in each jurisdiction in which it purchases, offers, sells or delivers Notes or has in its possession or distributes the Offering Circular or any other offering material, in all cases at its own expense.

4	Listing

4.1	The Issuer confirms that it has made an application for the Notes to be listed on the Luxembourg Stock Exchange.

4.2	The Issuer agrees to use its best efforts to maintain such listing for as long as any of the Notes are outstanding. However, if the maintenance of such listing becomes unduly onerous, the Issuer will use its best efforts to obtain, and thereafter to maintain, a quotation for, or listing of, the Notes on such other stock exchange as is commonly used for the quotation or listing of debt securities as it may decide.

5	Representations, Warranties and Agreements

5.1	The Issuer represents, warrants and agrees to and with the Investor that:

5.1.1	the Agreements have been duly authorized, executed and delivered by the Issuer and constitute valid, legally binding and enforceable obligations of the Issuer; the Registration Rights Agreement has been duly authorized and, when executed and delivered by the Issuer, will constitute a valid, legally binding and enforceable obligation of the Issuer;

5.1.2	the Notes have been duly authorized by the Issuer and, when duly executed, authenticated, issued and delivered in accordance with the Fiscal Agency Agreement, will constitute valid, legally binding and enforceable obligations of the Issuer;

5.1.3	no Government Approval is required to be taken, fulfilled or done for the issue of the Notes, the carrying out of the other transactions contemplated by the Agreements and the Registration Rights Agreement, or the compliance by the Issuer with the terms of the Notes, the Agreements and the Registration Rights Agreement, as the case may be, except for those which have been obtained and are in full force and effect. As used herein, the term “Government Approvals” means approvals, authorizations, permits, consents, exemptions and licenses of or by, and notices to or filings or registrations with, Venezuela or any agency, department, ministry, authority, statutory corporation or other statutory body or juridical entity of Venezuela or any political subdivision thereof or therein, now existing or hereafter created, and any bank, corporation or other legal entity 51% or more of the capital or voting stock or other ownership interest of which is now or hereafter owned or controlled, directly or indirectly, by Venezuela;

5.1.4	the execution and delivery of the Agreements and the Registration Rights Agreement, the issue, offer and sale of the Notes, and the performance and observance by the Issuer of any of the terms of the Agreements, the Registration Rights Agreement or the Notes or of any other transactions contemplated by the Agreements or the Registration Rights Agreement do not and will not (i) conflict with or result in a breach of any of the terms or provisions of the constitution of the Issuer or any treaty, convention, statute, law, decree or resolution binding on the Issuer, (ii) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer is a party or by which it or any of its properties is bound, (iii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court having jurisdiction over the Issuer or any of its properties, (iv) result in the creation or imposition of any mortgage, charge, pledge, lien or other security interest on any of its properties or (v) effect a moratorium in respect of any obligations of the Issuer;

5.1.5	the payment obligations of the Issuer under the Notes will be general, direct, unconditional and unsubordinated obligations of the Issuer and will rank at least pari passu, in priority of payment with all other existing and future unsecured and unsubordinated External Debt of the Issuer (the term “External Debt” shall have the same meaning as defined in the Notes). The Notes constitute Public External Indebtedness of the Issuer (the term “Public

External Indebtedness” shall have the same meaning as defined in the Notes). The remittance obligations of Banco Central under the Banco Central Undertaking will rank at least pari passu in priority with all other existing and future remittance obligations of Banco Central in currencies other than Bolivars (other than Banco Central remittance obligations to Petroleos de Venezuela, S.A., to the extent that such obligations are required to be given priority by Article 113 of the law of Banco Central);

5.1.6	(i) the Offering Circular as of its date contains, and as amended or supplemented as of the Closing Date will contain, all information with respect to the Issuer and to the Notes which is material in the context of the issue, offer and sale of the Notes and all information which, according to the particular nature of the Issuer and of the Notes, is necessary to enable the Investor and its investment advisers to make an informed assessment of the financial position and prospects of the Issuer and of the terms and conditions of the Notes, (ii) the Offering Circular as of its date does not, and as amended or supplemented as of the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the opinions and intentions expressed in the Offering Circular with regard to the Issuer are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions, (iv) there are no other facts in relation to the Issuer or the Notes the omission of which would, in the context of the issue, offer and sale of the Notes, make any statement in the Offering Circular misleading, (v) all statistical information in the Offering Circular is presented on a basis consistent with public official documents of the Issuer, and (vi) all reasonable inquiries have been made and will be made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements;

5.1.7	no event has occurred or circumstance arisen which, had the Notes already been issued, might (whether or not with the giving of notice and/or the passage of time and/or the fulfillment of any other requirement) constitute an event described under “Events of Default” in the Offering Circular;

5.1.8	except as set forth in Clause 14.6, neither the Issuer nor any of its assets is entitled to immunity from suit, execution, attachment or other legal process in any jurisdiction, and the waiver therefrom contained in Clause 14.6 is valid and binding under the laws of Venezuela;

5.1.9	there are no pending actions, suits or proceedings against or affecting the Issuer or any of its properties which, if determined adversely to the Issuer would individually or in the aggregate have a material adverse effect on the condition (financial or other), prospects or general affairs of the Issuer or on the ability of the Issuer to perform its obligations under the Agreements, the Registration Rights Agreement or the Notes or which are otherwise material in the context of the issue of the Notes and, to the best of the Issuer’s knowledge, no such actions, suits or proceedings are threatened or contemplated;

5.1.10	no stamp or other duty is assessable or payable in, and no withholding or deduction for any taxes, duties, assessments or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, Venezuela or any subdivision of or authority therein or thereof having power to tax, in connection with the authorization, execution or delivery of the Agreements, the Registration Rights Agreement or with the authorization, execution, issue, sale or delivery of the Notes and the performance of its obligations under the Agreements, the Registration Rights Agreement and the Notes;

5.1.11	when the Notes are issued and delivered pursuant to this Agreement, such Notes will not be of the same class (within the meaning of Rule 144A) as securities which are listed on a national securities exchange registered under Section 6 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or quoted in a U.S. automated inter-dealer quotation system;

5.1.12	neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) nor any person acting on its or their behalf has sold, offered for sale or solicited offers to buy or otherwise negotiated, or will sell, offer for sale or solicit offers to buy or otherwise negotiate, in respect of any security (as defined in the Securities Act) which will be integrated with the sale of the Notes in a manner which could require the registration of the Notes under the Securities Act or the securities laws of any state of the United States;

5.1.13	neither the Issuer nor any of its affiliates nor any person acting on its or their behalf have made or will make any offers or sales of the Notes under circumstances that would require the registration of the Notes under the Securities Act; and neither the Republic nor any such affiliate nor any such person has engaged or will engage in any form of general solicitation or general advertising (as those terms are used in Rule 502(c) under the Securities Act) in connection with any offer or sale of Notes in the United States;

5.1.14	neither the Issuer nor any of its affiliates nor any person acting on its or their behalf have engaged or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Notes;

5.1.15	it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement and the Offering Circular to register the Notes under the Securities Act or to qualify the Fiscal Agency Agreement under the U.S. Trust Indenture Act of 1939, as amended. The Notes meet the eligibility requirements of Rule 144A under the Securities Act;

5.1.16	the Agreements are, and the Notes and the Registration Rights Agreement when executed and delivered will be, in proper legal form under the laws of the Republic for the enforcement thereof against the Republic under the laws of the Republic;

5.1.17	the statements with respect to matters of Venezuelan law set forth in the Offering Circular are correct in all material respects;

5.1.18	the full faith and credit of the Issuer has been pledged for the due and punctual payment of the principal of, and interest on, and any additional amount with respect to, the Notes and the performance of its obligations thereunder and hereunder;

5.1.19	the courts of Venezuela will observe and give effect to the choice of New York law as the governing law of the Agreements, the Registration Rights Agreement and the Notes; and

5.1.20	the Issuer is a member in good standing, and is eligible to use the general resources, of the International Monetary Fund.

5.2	The Investor represents, warrants and agrees to and with the Republic that:

5.2.1	it is duly organized and existing under the laws of the jurisdiction in which it is incorporated;

5.2.2	this Agreement has been duly authorized, executed and delivered by the Investor and constitutes a valid, legally binding and enforceable obligation of the Investor, enforceable by the Republic in accordance with its terms;

5.2.3	no government approval or other action (corporate or otherwise) is required to be taken, fulfilled or done by the Investor for the carrying out of the transactions contemplated by the Agreements and the Registration Rights Agreement, or the compliance by the Investor with the terms of the Agreements and the Registration Rights Agreement, as the case may be, except for those which have been obtained and are in full force and effect;

5.2.4	the execution and delivery of the Agreements and the Registration Rights Agreement, and the performance and observance by the Investor of any of the terms of the Agreements, the Registration Rights Agreement or the Notes or of any other transactions contemplated by the Agreements or the Registration Rights Agreement do not and will not (i) conflict with or result in a breach of any of the terms or provisions of the Investor’s charter or other organizational documents, (ii) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, trust deed, mortgage or other agreement or instrument to which the Investor is a party or by which it or any of its properties is bound, (iii) infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court having jurisdiction over the Investor or any of its properties or (iv) result in the creation or imposition of any mortgage, charge, pledge, lien or other security interest on any of its properties, in each case, in a manner that would affect the validity of this Agreement or impair the ability of the Investor to perform its obligations under this Agreement;

5.2.5	the Investor is not otherwise in violation of its charter or other organizational document or in default under any provision of applicable law or regulation or of any agreement, judgment, injunction, order, decree or other instrument binding upon it, which violation or default would affect the validity of this Agreement or impair the ability of the Investor to perform its obligations under this Agreement;

5.2.6	the Investor is the sole legal, record and beneficial owner of the aggregate principal amount of the Pagares set forth in Annex B hereto and has full and complete right, title and interest in and to such Pagares, free and clear of any liens, charges, pledges, security interests or other rights of third parties of any nature whatsoever, and at all times prior to the transfer of such Pagares to the Republic pursuant to this Agreement, no person other than the Investor shall have or acquire any right, title or interest in or to such Pagares;

5.2.7	upon the transfer of the Pagares to the Republic pursuant to this Agreement, no person other than the Republic shall have any right, title or interest in or to such Pagares;

5.2.8	the Investor understands, acknowledges and agrees that (i) the offering and sale of the Notes pursuant to this Agreement is intended to be exempt from registration under the Securities Act and (ii) there is no existing public or other market for the Notes and there can be no assurance that the Investor will be able to sell or otherwise dispose of the Notes;

5.2.9	the Investor is not a “U.S. person” as such term is defined in Rule 902 of the Securities Act, is acquiring the Notes for its own account and is not acquiring the Notes for the account or benefit of any other person;

5.2.10	the Investor acknowledges and understands that the Notes have not been registered, and will not be registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, any U.S. person, except as set forth in Clause 3 hereof;

5.2.11	the Investor has received a copy of the Offering Circular and has had an opportunity to ask questions of officials and other representatives of the Republic and to obtain any additional information necessary to permit an evaluation of the benefits and risks associated with an investment in the Notes;

5.2.12	the Investor has had sufficient experience in business, financial and investment matters to evaluate the merits and risks involved in an investment in the Notes and is able to bear the economic risk of such investment for an indefinite period of time or to lose the entire investment in the Notes made hereby;

5.2.13	no broker, finder or other person performing a similar function has been retained by the Investor in connection with the issuance and sale of the Notes to be purchased by it; the Investor will pay, and will indemnify and hold harmless the Republic and its officials, representatives and agents from any fees, commissions and expenses of any person purporting to have acted on the Investor’s behalf in such connection; and

5.2.14	the Investor acknowledges that no general solicitation or general advertising (including communications published in any newspaper, magazine or other broadcast) has been received by it with respect to the offer and sale of the Notes, and that no public solicitation or advertisement with respect to the offer and sale of the Notes has been made to the Investor.

6	Covenants of the Issuer

The Issuer agrees with the Investor that:

6.1	the Issuer will pay any stamp duty, issue, registration, documentary or other taxes and duties, including interest and penalties payable on or in connection with the creation, issue and offering of the Notes or the enforcement or delivery of the Agreements or the Registration Rights Agreement and imposed by Venezuela, the United States or Luxembourg or by any subdivision of or authority in any of the foregoing countries, (and references in this Agreement to any such amount shall be deemed to include any such taxes so payable in addition to it);

6.2	for so long as the Notes are eligible for resale under Rule 144A, the Issuer shall use its best efforts to permit the Notes to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to quotation through the PORTAL market and cause the Notes to be eligible for settlement through the book-entry facilities of DTC; and

6.3	for so long as any of the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer will, during any period in which it is not subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act, or the information provision requirements of Rule 12g3-2(b) thereunder or is not a foreign government as defined in Rule 405 under the Securities Act eligible to register securities under Schedule B of the Securities Act, provide to any holder of such outstanding Notes, or to any prospective purchaser of such Notes designated by a holder of Notes, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Securities Act on or prior to the date any such Note is to be sold to any such prospective purchaser.

7	Conditions Precedent

7.1	The obligation of the Investor under this Agreement to exchange the Pagares for the Notes is subject to the following conditions precedent:

7.1.1	the execution and delivery by all parties thereto of the Agreements and the Registration Rights Agreement on or prior to the Closing Date;

7.1.2	receipt by the Issuer of any necessary external approvals and consents, including governmental, regulatory or other approvals and consents;

7.1.3	at the Closing Date (i) the representations and warranties of the Issuer herein being true, accurate and correct at, and as if made on, the Closing Date and the Issuer having performed all of its obligations hereunder to be performed on or before the Closing Date and (ii) there having been delivered to the Investor a certificate to that effect signed by a duly authorized representative of the Republic, dated the Closing Date and confirming that, since the date of this Agreement, there has been no adverse change, nor any development involving a prospective adverse change, in or affecting the condition, prospects (in either case financial or other) or general affairs of the Issuer which is material in the context of the issue of the Notes;

7.1.4	on the Closing Date, there having been delivered to the Investor a certificate signed by a duly authorized representative of the Republic, dated the Closing Date, confirming that, as of the date of such certificate, (i) the Offering Circular contains all information with respect to the Issuer and the Notes which is material in the context of the issue, offer and sale of the Notes and the information which, according to the particular nature of the Issuer and of the Notes, is necessary to enable the Investor and its investment advisers to make an informed assessment of the financial position and prospects of the Issuer and of the rights attaching to the Notes, (ii) the Offering Circular does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the opinions and intentions expressed in the Offering Circular with regard to the Issuer are honestly held, have been reached after considering all relevant circumstances and are based on reasonable assumptions, (iv) there are no other facts in relation to the Issuer or the Notes the omission of which would, in the context of the issue, offer and sale of the Notes, make any statement in the Offering Circular misleading, (v) all statistical information in the Offering Circular is presented on a basis consistent with public official documents of the Issuer and (vi) all reasonable enquiries have been made by the Issuer to ascertain such facts and to verify the accuracy of all such information and statements;

7.1.5	on or prior to the Closing Date, in the opinion of the Investor, none of the circumstances described in Clause 10.1.3 or 10.1.4 having arisen.

the Investor may, at its discretion, waive compliance with the whole or any part of this Clause 7.1.

7.2	The obligation of the Republic under this Agreement to issue the Notes in exchange for the Pagares is subject to the following conditions precedent:

7.2.1	the execution and delivery by all parties thereto of this Agreement and the Registration Rights Agreement on or prior to the Closing Date;

7.2.2	receipt by the Issuer and the Investor of any necessary approvals and consents, including governmental, regulatory or other approvals and consents;

7.2.3	at the Closing Date (i) the representations and warranties of the Investor herein being true, accurate and correct at, and as if made on, the Closing Date and the Investor having performed all of its obligations hereunder to be performed on or before the Closing Date and (ii) there having been delivered to the Republic a certificate from the Investor to that effect signed by a duly authorized representative of the Investor, dated the Closing Date;

7.2.4	the delivery by the Investor to the Republic of any and all certificates evidencing the Investor’s right, title and interest in and to the Pagares, together with such other instruments and other documents necessary or desirable, in the sole discretion of the Republic, to effect the transfer thereof to the Republic;

7.2.5	the Issuer having received legal opinions in form and substance satisfactory to the Issuer, dated the Closing Date, from Juan Andrés Wallis, counsel to the Investor, in the form attached hereto as Annex D; and

7.2.6	on or prior to the Closing Date, there having been delivered to the Issuer such further information, certificates and documents as the Issuer may reasonably request.

The Republic may, in its sole discretion, waive compliance with the whole or any part of this Clause 7.2.

8	Expenses

The Issuer will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Issuer’s counsel in connection with the Agreements, the Registration Rights Agreement and the closing of the transactions contemplated herein and in the Registration Rights Agreement; (ii) the costs of filing any registration statement required under the Registration Rights Agreement and preparing the Notes and the Offering Circular (including any amendments and supplements thereto); (iii) the costs of preparation and delivery of the Agreements, the Registration Rights Agreement and all closing and other documents (including any compilations thereof) in connection with the exchange of the Pagares for the Notes in accordance with this Agreement; (iv) the fees and expenses of the fiscal agent and the paying agents in relation to the preparation and execution of the Agreements, the issue of the Notes and the performance of their duties under the Agreements (to the extent provided under such Agreements); (v) the costs of listing the Notes on the

Luxembourg Stock Exchange; and (vi) all other costs and expenses incidental to the Issuer entering into this Agreement, the Registration Rights Agreement and under the Notes which are not otherwise specifically provided for in this Clause 8. It is understood, however, that, except as otherwise provided in this Agreement, the Investor will pay its own costs and expenses in connection with this Agreement and the closing of the transactions contemplated herein, including (a) the fees, disbursements and expenses of counsel for the Investor; and (b) all costs and expenses associated with offers and resales of Notes by the Investor.

9	Indemnification

9.1	The Issuer undertakes with the Investor that it will indemnify and hold harmless the Investor and its representatives, directors, officers, employees and agents (each, an “Indemnified Person”) from and against any and all losses, liabilities, costs, claims, damages, expenses (including, but not limited to, legal costs and expenses reasonably incurred) or demands (or actions in respect thereof) which any of them may incur or which may be made against any of them, insofar as such losses, liabilities, costs, claims, damages, expenses or demands (or actions in respect thereof) arise out of, in relation to or in connection with any breach or alleged breach of any of the representations, warranties, covenants, undertakings and agreements contained in, or deemed to be made pursuant to, this Agreement or in connection with any untrue statement or alleged untrue statement contained in the Offering Circular (as amended or supplemented if the Issuer shall have supplied to the Investor any amendments or supplements thereto) or in any preliminary or draft form of the Offering Circular circulated or distributed with the consent of the Issuer, or any omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading (except insofar as such losses, liabilities, costs, claims, damages, expenses or demands are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information, if any, furnished to the Issuer by the Investor expressly for use therein), and will reimburse each Indemnified Person for all costs, charges and expenses which any Indemnified Person may pay or incur in connection with investigating, disputing or defending any such action or claim as such costs, charges and expenses are incurred. This indemnity will be in addition to any liability which the Issuer may otherwise have.

9.2	The Investor undertakes with the Issuer that it will indemnify and hold harmless the Issuer and anyone who is authorized to act on their behalf, to the same extent as the indemnity in Clause 9.1 hereof.

9.3	If any action, claim or demand shall be brought or alleged against an Indemnified Person in respect of which indemnity is to be sought against the indemnifying party (the “Indemnifying Person”) under Clause 9.1 or

9.2, the Indemnified Person shall promptly notify the Indemnifying Person in writing, and the Indemnifying Person shall have the option to assume the defense thereof, with legal advisers satisfactory to the Indemnified Person (who shall not, except with the consent of the Indemnified Person also be legal advisers of the Indemnifying Person, such consent not to be unreasonably withheld). If the Indemnifying Person elects to assume the defense thereof and retains such legal advisers, the Indemnified Person shall bear the fees and expenses of any additional legal advisers retained by it. If the Indemnifying Person does not elect to assume the defense thereof or fails to employ legal advisers satisfactory to the Indemnified Person to represent the Indemnified Person within a reasonable period of time after notice of commencement of the action, it will reimburse the Indemnified Person for the reasonable fees and expenses of any legal advisers retained by the Indemnified Person. After timely notice from the Indemnifying Person to the Indemnified Person of its election so to assume the defense thereof, the Indemnifying Person will not be liable to the Indemnified Person under Clause 9.1 or 9.2 for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof other than reasonable costs of investigation. The Indemnifying Person shall not be liable to indemnify any Indemnified Person for any settlement of any such action effected without the authority and written consent of the Indemnifying Person.

9.4	If the indemnification provided for in this Clause 9 is unavailable to or insufficient to hold harmless an Indemnified Person under Clause 9.1 above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnifying Person shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Indemnified Person on the one hand and the Indemnifying Person on the other from the issue and sale of the Notes. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Person shall contribute to such amount paid or payable by such Indemnified Person in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Indemnified Person on the one hand and the Indemnifying Person on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Clause 9.4 shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

10	Termination

10.1	Notwithstanding anything herein contained, the Investor may, by notice to the Issuer given at any time prior to the Closing Date, terminate this Agreement in any of the following circumstances:

10.1.1	if there shall have come to the notice of the Investor any breach of, or any event rendering untrue or incorrect, in any material respect, any of the warranties and representations of the Issuer contained in Clause 5.1 (or any deemed repetition thereof) or failure to perform any of the Issuer’s covenants or agreements in this Agreement; or

10.1.2	if any of the conditions specified in Clause 7.1 has not been satisfied or waived by the Investor; or

10.1.3	if in the opinion of the Investor after the date of this Agreement there shall have been a change in applicable law or regulation such as:

(i)	to prevent or to a material extent restrict payment for the Notes in the manner contemplated in this Agreement; or

(ii)	to a material extent prevent or restrict settlement of transactions in the Notes; or

10.1.4	if, after the execution and delivery of this Agreement and before the Closing Date, in the opinion of the Investor, there shall have been any adverse change in Venezuelan or international, political, monetary, financial or economic conditions or prospects or in currency exchange rates, foreign exchange controls, the Venezuelan markets or international markets which would be likely to prejudice materially the success of the proposed issue and distribution of the Notes.

10.2	Notwithstanding anything herein contained, the Issuer may, by notice to the Investor given at any time prior to the Closing Date, terminate this agreement if any conditions specified in Clause 7.2 has not been satisfied or waived by the Issuer.

10.3	Upon such notice being given, this Agreement shall terminate and be of no further effect and no party hereto shall be under any liability to any other in respect of this Agreement, except that, in the case of termination pursuant to Clause 10.1, the Issuer shall remain liable for the payment of costs and expenses as described under Clause 8.

11	Survival of Representations and Obligations

The representations, warranties, covenants, undertakings, agreements and indemnities herein shall continue in full force and effect notwithstanding completion of the arrangements for the issue of the Notes or any investigation made by or on behalf of the Investor or any controlling person or any of its representatives, directors, officers, agents or employees or any of them.

12	Notices

All communications hereunder shall be in writing and shall be delivered at or sent by facsimile transmission to the following addresses: if to the Issuer, addressed to it at Ministerio de Finanzas de la Republica Bolivariana de Venezuela, Oficina Nacional de Crédito Público, Avenida Urdaneta, Edificio del Ministerio de Finanzas, Caracas, Venezuela; Facsimile: (58212) 802-1893; Attention: Jefe de la Oficina Nacional de Crédito Público; if to Banco de Coro C.A., addressed to it at Avenida Manaure, entre calles Falcón y Zamora, Edf. BANCORO, Coro, Estado Falcón, Venezuela; Facsimile: (58268) 251-1690; Attention: Armando Coronado. Any communication so sent by letter shall take effect at the time of actual delivery, and any communication so sent by facsimile transmission shall take effect upon acknowledgment of receipt by the recipient. Any communication to be delivered to any party under this Agreement which is to be sent by facsimile transmission will be written legal evidence.

13	Time

Time shall be of the essence of this Agreement.

14	Governing Law and Jurisdiction

14.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

14.2	Each of the Issuer and the Investor agrees that any suit, action or proceeding against it or its properties, assets or revenues with respect to this Agreement (a “Related Proceeding”) shall be brought exclusively in the Supreme Court of the State of New York, County of New York; in the United States District Court for the Southern District of New York; or in the courts of Venezuela that sit in Caracas, as the person bringing such Related Proceeding may elect in its sole discretion, provided that if none of the courts specified above located in the country in which such person has elected to bring such Related Proceeding is a court that has jurisdiction of the subject matter or is otherwise competent under applicable law to hear and determine such proceeding, such Related Proceeding may be brought in such other court located in such country as shall have jurisdiction of the subject matter or be otherwise competent under applicable law to hear and determine such Related Proceeding, or if such Related Proceeding seeks relief or a judgment that is enforceable only against any of its properties, assets or revenues that are subject to the jurisdiction of any other court located in the countries listed above and is limited to the value of such properties, assets or revenues, such Related Proceeding may be brought in any such court (all such courts described in this sentence being called herein “Specified Courts”). Each of the Issuer and the Investor also agrees that any judgment obtained in any of the Specified Courts arising out of any Related Proceeding may be enforced or executed in any Specified Court or any other court of competent jurisdiction whatsoever, and any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all such courts other than Specified Courts being called herein “Other Courts”), by means of a suit on the judgment or in any other manner provided by law. Each of the Issuer and the Investor hereby irrevocably submits to the exclusive jurisdiction of each of the Specified Courts for the purpose of any Related Proceeding and, solely for the purpose of enforcing or executing any judgment referred to in the preceding sentence (a “Related Judgment”), of each Specified Court and each Other Court. The agreement made by the Issuer and the Investor in this Clause 14.2 with respect to jurisdiction is made solely with respect to Related Proceedings and the enforcement or execution of Related Judgments and under no circumstances shall it be interpreted as a general agreement by the Issuer or the Investor, as the case may be, with respect to proceedings unrelated to this Agreement.

14.3	The Issuer agrees that service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in the State of New York may be made upon the Consul General of the Bolivarian Republic of Venezuela or, in his or her absence or incapacity, any official of the Consulate of Venezuela, presently located at 7 East 51st Street, New York, New York 10022, U.S.A., as its authorized agent (the “Issuer’s Process Agent”), and the Issuer appoints the Issuer’s Process Agent as its agent to accept such service of any and all such writs, process and summonses, and agrees that the failure of any of the Issuer’s Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. The Issuer agrees to maintain at all times an agent with offices in New York to act as the Issuer’s Process Agent as aforesaid (such agent to be appointed by a power of attorney granted before a Venezuelan notary public and the Republic hereby agrees that such power of attorney shall provide that it may not be revoked unless an alternative agent for service of process with an office in New York shall have been appointed and the Investor shall have been given notice thereof). Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

14.4	The Investor agrees that service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in the State of New York may be made upon CT Corporation System, presently located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its authorized agent (the “Investor’s Process Agent”), and the Investor appoints the Investor’s Process Agent as its agent to accept such service of any and all such writs, process and summonses, and agrees that the failure of any of the Investor’s Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. The Investor agrees to maintain at all times an agent with offices in New York to act as the Investor’s Process Agent as aforesaid. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

14.5	Each of the Issuer and the Investor irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in any of the Specified Courts or to the laying of venue of any suit, action or proceeding brought solely for the purpose of enforcing or executing any Related Judgment in any of the Specified Courts or Other Courts, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding or any such suit, action or proceeding in any such court.

14.6	To the extent that the Issuer or any of its revenues, assets or properties shall be entitled, with respect to any Related Proceeding at any time brought against the Issuer or any of its revenues, assets or properties in any jurisdiction in which any Specified Court is located, or with respect to any suit, action or proceeding at any time brought solely for the purpose of enforcing or executing any Related Judgment in any jurisdiction in which any Specified Court or Other Court is located, to any immunity from suit, from the jurisdiction of any such court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any such jurisdiction there shall be attributed such an immunity, the Issuer irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act of 1976 of the United States) and consents generally for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process in connection with any Related Proceeding or Related Judgment, provided that such agreement and waiver, insofar as it relates to any jurisdiction other than a jurisdiction in which a Specified Court is located, is given solely for the purpose of enabling the Investor to enforce or execute a Related Judgment. In addition, to the extent that the Issuer or any of its revenues, assets or properties shall be entitled, in any jurisdiction, to any immunity from setoff, banker’s lien or any similar right or remedy, and to the extent that there shall be attributed, in any jurisdiction, such an immunity, the Issuer hereby irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction with respect to any claim, suit, action, proceeding, right or remedy arising out of or in connection with the Agreements.

Notwithstanding the foregoing, it is understood that the Issuer and its properties located within Venezuela have immunity from setoff, attachment prior to judgment or in aid of execution and from execution of a judgment, as provided by the laws of Venezuela.

14.7	If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder to the Issuer or the Investor in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Issuer or the Investor, as the case may be, could purchase the first currency with such other currency in the city which is the principal financial center of the country of issue of the first currency on the day two business days preceding the day on which final judgment is given.

14.8	If, under any applicable law and whether pursuant to a judgment being made or registered against the Issuer or the Investor, as the case may be, or for any other reason, any payment under or in connection with this Agreement is made or fails to be satisfied in a currency (the “other currency”) other than the currency in which the sum is denominated in accordance with the applicable provisions of this Agreement (the “Contractual Currency”) then, to the extent that the payment (when converted into the Contractual Currency at the rate of exchange on the date of payment or, if it is not practicable for the other party to purchase the Contractual Currency with the other currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so) actually received by such other party falls short of the amount due under the terms of this Agreement, the Issuer or the Investor, as the case may be, shall as a separate and independent obligation, indemnify and hold harmless the other party against the amount of such shortfall. If the payment (when converted into the Contractual Currency at the rate of exchange) actually received by such other party exceeds the amount due under the terms of this Agreement, the Issuer or the Investor, as the case may be, shall as a separate and independent obligation, reimburse such other party the amount of such excess. For the purpose of this Clause 14.7

“rate of exchange” means the rate at which such other party is able on the relevant date in London to purchase the Contractual Currency with the other currency and shall take into account any premium and other costs of exchange.

15	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF this Agreement has been entered as of the date first above written.

BOLIVARIAN REPUBLIC OF VENEZUELA

By:

Name:
Title:

BANCO DE CORO

By:

Name:
Title: